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                                  EXHIBIT 21.1

Exhibit 21.1      Subsidiaries of Registrant.

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                                             State of
           Subsidiary                     Incorporation         Percentage Owned
First Financial Service Corporation            Iowa         Wholly owned by the Bank

First Iowa Title Services, Inc.                Iowa         Wholly owned by the Bank

Northridge Apartments Limited Partnership      Iowa         99% owned by the Bank

First Iowa Mortgage, Inc.                      Iowa         Wholly owned by the Bank

First Federal Savings Bank of Iowa             Federal      Wholly owned by the Registrant
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